Mantra Venture Group Ltd.
207 West Hastings Street, Suite 1209, Vancouver, BC V6B 1H7

CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") effective as of the _1st___ day of September, 2007 (the “Effective Date”), entered into between Mantra Venture Group Ltd. (the "Company") and _John Russell_ (the “Consultant”) in connection with the provision of Consultant’s services to Company.

WHEREAS:

A.             Company is in the business of acquiring and developing technology for the sustainable production of energy and other resources.

B.             Company wishes to engage the services of Consultant as an independent contractor of Company; and

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.             ENGAGEMENT AS A CONSULTANT

1.1           Company hereby engages Consultant as an independent contractor of Company, to undertake the duties and exercise those powers as requested by Company or its subsidiaries from time to time, (collectively the “Services”) and Consultant accepts such engagement on the terms and conditions set forth in this Agreement.

2.             TERM OF THIS AGREEMENT

2.1           The term of this Agreement shall begin as of the Effective Date and shall continue until terminated pursuant to Sections 13 or 14 herein (the “Term”).

3.             CONSULTANT SERVICES

3.1           The Services to be provided by Consultant shall include but shall not be limited to the following executive consulting services:

(a) __VP, Technology Evaluation _______________________________

(b) ___Other duties as required______________________________

3.2           In providing the Services Consultant shall:

  comply with all applicable federal, provincial, local and foreign statutes, laws and regulations;

  not make any misrepresentation or omit to state any material fact which results in a misrepresentation regarding the business of Company;

  not disclose, release or publish any information regarding Company without the prior written consent of Company; and

  subject to section 5 herein, not employ any person in any capacity, or contract for the purchase or rental of any service, article or material, nor make any commitment, agreement or obligation whereby Company shall be required to pay any monies or other consideration without Company's prior written consent in each instance.

4.             CONSULTANT COMPENSATION

4.1           Monthly Rate. As consideration for the provision of the Services, Company shall compensate Consultant at the gross rate of CDN$2,500.00 per month, payable on Company’s first pay period following completion of each month during the term during which Consultant provides the Services (the “Compensation”). Company’s obligation to pay any applicable Compensation shall be subject to receipt by Company of Consultant’s invoice regarding same.

4.2           Shares and Options. As further compensation for the provision of the Services, Company shall grant Consultant the following securities:

(a)

options to purchase up to 100,000 common shares in the common stock of Company at a price of US$0.25 per share, exercisable within two years after the date such option is granted or upon the termination of this Agreement, whichever occurs earlier (the “Option”), the whole subject to the option agreement between Company and Consultant dated concurrently herewith.

(b)	25,0000 restricted shares in the common stock of the Company (the “Shares”), subject to the terms of the subscription agreement between Company and the Consultant dated concurrently herewith.

5.             NO REIMBURSEMENT OF EXPENSES

5.1           The parties agree that the Compensation hereunder shall be inclusive of any and all fees or expenses incurred by Consultant on Consultant’s own behalf pursuant to this Agreement including but not limited to the costs of rendering the Services. Notwithstanding the foregoing, Company shall reimburse Consultant for any bona fide expenses incurred by Consultant on behalf of Company in connection with the provision of the Services provided that Consultant submits to Company an itemized written account of such expenses and corresponding receipts of purchase in a form acceptable to Company within 10 days after Consultant incurs such expenses. However, Company shall have no obligation to reimburse Executive for any single expense in excess of CDN$500 or CDN $3,000.00 in the aggregate without the express prior written approval of the Board of Directors.

6.             FIRST PRIORITY SERVICES

6.1           Consultant shall at all times faithfully and in a professional manner perform all of the duties that may be reasonably required of Consultant pursuant to the terms of this Agreement. Consultant’s services hereunder shall be provided on a non-exclusive, first priority basis to Company and Consultant shall be restricted from engaging in other business activities during the Term that may conflict with the provision of the Services to Company on a first-priority basis.

7.             CONFIDENTIALITY

7.1           Consultant shall not disclose to any third party without the prior consent of Company any financial or business information concerning the business, affairs, plans and programs of Company its Directors, officers, shareholders, employees, or consultants (the "Confidential Information"). Consultant shall not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) Consultant is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order. As a material inducement to Company entering into this Agreement, Consultant shall, at Company’s request, execute a confidentiality and non-disclosure agreement in a form approved by Company.

8.             NON-COMPETITION AND NON-SOLICITATION

8.1           As a material inducement to Company for entering into this Agreement, Consultant covenants as follows:

(a)

during the Term and for a period of 24 months following the Term, Consultant shall not, for any reason, directly or indirectly, whether as an individual, partner, joint venturer, executive, employee, consultant, principal, affiliate, agent, shareholder, officer or director of any individual or entity, solicit or accept business with respect to products competitive with those of Company from any of Company’s customers situate in the Americas.

(b)

during the Term and for a period of 24 months following the Term, Consultant shall not hire or take away or cause to be hired or taken away any consultant or employee who was in the employ of Company at any time during that period.

(c)

during the Term and for a period of 24 months following the Term, Consultant shall not, for any reason, directly or indirectly, whether as an individual, partner or joint venturer, employee, consultant, contractor, affiliate, principal, agent, shareholder, officer or director, of any person or entity or in any other manner, carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, or permit Consultant’s name or likeness to be used or employed by any person or entity concerned with, engaged in or having an interest in, any business which is the same as, or competitive with, the business of Company, including, without limitation, any business relating to the alternative energy industry or environmentally sustainable technology, within the geographical area of North America. Consultant shall, however, be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange the business of which public company is in competition with the business of Company, so long as Consultant shall not directly or indirectly own more than 10% of the issued share capital of the public company, or participate in its management or operation or act in any advisory capacity to such public company.

9.             GRANTS OF RIGHTS AND INSURANCE

9.1           Consultant agrees that the results and proceeds of the Services under this Agreement, although not created in an employment relationship, shall, for the purpose of copyright only, be deemed a work made in the course of employment under the Canadian law or a work-made-for-hire under the United States law and all other comparable international intellectual property laws and conventions. All intellectual property rights and any other rights (including, without limitation, all copyright) which Consultant may have in and to any work, materials, or other results and proceeds of the Services hereunder shall vest irrevocably and exclusively with Company and are otherwise hereby assigned to Company as and when created. Consultant hereby waives any moral rights of authors or similar rights Consultant may have in or to the results and proceeds of the Consulting Services hereunder.

9.2           Company shall have the right to apply for and take out, at Company's expense, life, health, accident, or other insurance covering Consultant, in any amount Company deems necessary to protect Company's interest hereunder. Consultant shall not have any right, title or interest in or to such insurance.

10.           REPRESENTATIONS AND WARRANTIES

10.1          Consultant represents, warrants and covenants to Company as follows:

(a) Consultant is not under any contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of the Services hereunder or any other rights of Company hereunder;

(b) Consultant is not under any physical or mental disability that would hinder the performance of his duties under this Agreement;

11.           INDEMNIFICATION

11.1          Consultant shall indemnify and hold harmless Company, its partners, financiers parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach by Consultant of any representations and warranties contained in, or by any breach of any other provision of, this Agreement by Consultant.

12.           NO OBLIGATION TO PROCEED.

12.1          Nothing herein contained shall in any way obligate Company to use the Services hereunder or to exploit the results and proceeds of the Services hereunder; provided that, upon the condition that Consultant is not in material default of the terms and conditions hereof, nothing contained in this section 12.1 shall relieve Company of its obligation to deliver to Consultant the Compensation. All of the foregoing shall be subject to the other terms and conditions of this Agreement (including, without limitation, Company’s right of termination, disability and default).

13.           RIGHT OF TERMINATION.

13.1          Company and Consultant shall each have the right to terminate this Agreement at any time in its sole discretion by giving not less than 2 weeks written notice to the other of same. In the event of such termination, Company shall deliver to Consultant only that portion of the Compensation that has accrued as calculated on a daily pro-rated basis. Company’s right of termination pursuant to this section 13.1 shall be in addition to Company’s rights pursuant to below section 14.

14.           DEFAULT/DISABILITY.

14.1          No act or omission of Company hereunder shall constitute an event of default or breach of this Agreement unless Consultant shall first notify Company in writing setting forth such alleged breach or default and Company shall cure said alleged breach or default within 10 days after receipt of such notice (or commence said cure within said ten days if the matter cannot be cured in ten days, and shall diligently continue to complete said cure). Upon any material breach or default by Consultant of any of the terms and conditions hereof, or the terms and conditions of any other agreement between Company and Consultant for the services of Consultant, Company shall immediately have the right to suspend or to terminate this Agreement and any other agreement between Company and Consultant for the services of Consultant.

14.2          Upon any disability or incapacity of Consultant which prevents Consultant from fully performing or complying with the terms and conditions hereof, Company shall immediately have the right to suspend this Agreement. If such disability or incapacity shall continue for more than 3 consecutive business days or 5 business days in the aggregate, Company shall immediately have the right, exercisable at any time after such 3 or 5 day period, to continue such suspension or terminate this Agreement by so notifying Consultant in writing.

14.3          During the period of any suspension hereunder or upon any termination hereof, Consultant shall not be entitled to any further compensation hereunder; provided, that if such suspension or termination is a result of a disability or incapacity (and not a default or breach), Consultant shall be entitled to a portion of the Compensation equal to the fair market value of the Consulting Services that have been rendered prior to the date of the event giving rise to such suspension and/or termination, the whole subject to the Discretion of the Board of Director’s of Company. If Company has the choice to continue a suspension hereunder or to terminate and Company elects to continue the suspension, then Company may terminate the Agreement by written notice to Consultant during the period of any such continued suspension. Nothing contained hereinabove shall in any manner limit any other remedy which Company may have against Consultant (including without limitation, the right to offset Company's damages caused by Consultant's default or breach hereof from and against any compensation due to Consultant hereunder). Company's failure to suspend and/or terminate this Agreement during periods when it may do so and/or Company's payment of the Compensation to Consultant during any period of suspension, shall not be deemed a waiver of Company's right to later suspend and/or terminate this Agreement or withhold further compensation due to Consultant. A material breach of any other agreement between the parties may, at Company's election, be deemed a material breach of this Agreement.

15.           COMPANY'S REMEDIES.

15.1          The services to be rendered by Consultant hereunder and the rights and privileges herein granted to Company are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, it being understood and agreed that a breach by Consultant of any of the provisions of this Agreement shall cause Company irreparable injury and damages. Consultant expressly agrees that Company shall be entitled to seek injunctive and/or other equitable relief to prevent a breach hereof Consultant. Resort to such equitable relief, however, shall not be construed as a waiver of any other rights or remedies which Company may have in the premises for damages or otherwise.

16.           CONSULTANT’S REMEDIES.

16.1

In the event of any breach by Company of this Agreement, Consultant shall be limited to its remedies at law for damages, if any, and shall not have the right to terminate or rescind this Agreement or to in any way enjoin or restrain the operations or activities of Company.

17.           INDEPENDENT CONTRACTORS.

17.1          Nothing herein shall be construed as creating a partnership, joint venture, or master-servant relationship between the parties for any purpose whatsoever. Except as may be expressly provided herein, neither party may be held responsible for the acts either of omission or commission of the other party, and neither party is authorized, or has the power, to obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any manner. It is expressly understood that the relationship between the parties is one of independent contractors.

18.           MISCELLANEOUS PROVISIONS

(a)	Time. Time is of the essence of this Agreement.

(b)	Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(c)

Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(d)

Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(e)

Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

(f)

Assignment. Company may assign this Agreement, in whole or in part, at any time to any party, as Company shall determine in its sole discretion; provided that, no such assignment shall relieve Company of its obligations hereunder unless consented to by Consultant in writing. Consultant may not assign this Agreement without the prior written consent of Company in its sole discretion.

(g)

Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten days written notice, to the other party.

(h)

Entire agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

(i)	Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(j)

Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another the parties agree that a faxed signature shall be binding upon the parties to this agreement as though the signature was an original.

(k)	Successors. The provisions of this Agreement shall be binding upon all parties, their successors and permitted assigns.

(l)	Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

MANTRA VENTURE GROUP LTD.

Per:

/s/ Larry Kristof
Larry Kristof, President

CONSULTANT:

/s/ John Russell
John Russell